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                                                                     EXHIBIT 8.1



                             December 6, 2000





Vivendi Universal
42, avenue de Friedland
75380 Paris Cedex 08
France

Ladies and Gentlemen:

            Reference is made to the Post-Effective Amendment No. 1 on Form F-1 to the Registration Statement on Form F-4 (the "Registration Statement") of Vivendi Universal (currently named Sofiee), a French societe anonyme ("Vivendi Universal"), relating to the exchange from time to time of non-voting exchangeable shares of Vivendi Universal Exchangeco, a Canadian subsidiary of Vivendi Universal, for ordinary shares of Vivendi Universal, represented by American depositary shares.

            We have participated in the preparation of the discussion set forth in the section entitled "TAX INFORMATION -- U.S. Federal Income Tax Considerations of Holding Vivendi Universal Shares" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States federal income tax consequences of holding such shares, is accurate in all material respects.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,


                                          /s/ Wachtell, Lipton, Rosen & Katz
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